Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2010, with respect to the consolidated financial statements of Dave & Buster’s, Inc. included in the Annual Report (Form 10-K) of Dave & Buster’s, Inc. for the fiscal year ended January 30, 2011.

/s/ Ernst & Young LLP

Dallas, Texas

April 14, 2011